EXHIBIT 10.3

SECURITY PURCHASE AGREEMENT

This SECURITY PURCHASE AGREEMENT (this “Agreement”), dated as of _______________________ is by and among SAFETY QUICK LIGHTING & FANS CORP., a company duly organized and validly existing under the laws of Florida (“SQL” or the “Company”), the holders of the Notes identified on the signature pages hereto (each, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Company and each of the Purchasers are parties to a Subscription Agreement for the purchase of Secured Convertible Promissory Notes (such offering the “Note Offering”) (each a “Subscription Agreement” or “Purchase Agreement”), that provides, subject to the terms and conditions thereof, for the issuance and sale by the Company to each of the Purchasers, severally and not jointly, Notes and Warrants as more fully described in the Subscription Agreement; and

WHEREAS, to induce each of the Purchasers to enter into the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company has agreed to pledge and grant a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as hereinafter defined). Accordingly, the parties hereto agree as follows:

Section 1.                   Definitions. Each capitalized term used herein and not otherwise defined shall have the meaning assigned to such term in the Subscription Agreement (or its Exhibits). In addition, as used herein:

“Accounts” shall have the meaning ascribed thereto in Section 3(a) hereof.

“Agent” shall mean a person or entity that is authorized to act for or represent the Note holders

“Notes” shall mean the notes with an optional conversion feature issued to Purchasers in connection with the Note Offering.

“Business” shall mean the businesses from time to time, now or hereafter, conducted by the Company and its subsidiaries.

“Collateral” shall have the meaning ascribed thereto in Section 3 hereof.

“Copyright Collateral” shall mean all Copyrights, whether now owned or hereafter acquired by the Company or any of its subsidiaries that are associated with the Business.

“Copyrights” shall mean all copyrights, copyright registrations and applications for copyright registrations, including those shown on Schedule 3 hereto, and, without limitation, all renewals and extensions thereof, the right to recover for all past, present and future infringements thereof, and all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

“Deposit Accounts” shall have the meaning ascribed thereto in Section 3(g) hereof.

“Equipment” shall have the meaning ascribed thereto in Section 3(e) hereof.

“Event of Default” shall have the meaning ascribed thereto in Section 8 of the Notes.

“Excluded Assets” means the collective reference to (a) any asset subject to a purchase money security interest (“PMSI Assets”) in each case to the extent the grant by the Company of a security interest pursuant to this Agreement in the Company’s right, title and interest in such PMSI Asset (i) is prohibited by legally enforceable provisions of any contract, agreement, instrument or indenture governing such PMSI Asset, (ii) would give any other party to such contract, agreement, instrument or indenture a legally enforceable right to terminate its obligations thereunder or accelerate the indebtedness evidenced thereby or (iii) is permitted only with the consent of another party, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained; (b) Motor Vehicles the perfection of a security interest in which is excluded from the Uniform Commercial Code in the relevant jurisdiction; and (c) the Capital Stock in any Foreign Subsidiary, to the extent (but only to the extent) required to prevent the Collateral from including more than 65% of all capital stock of any Foreign Subsidiary of the Company.

“Excluded Collateral” shall mean (i) the assets of the Company which secure the Permitted Indebtedness, and (ii) any accounts receivable and/or inventory sold or encumbered in connection with any accounts receivable and/or inventory financing, line of credit or factoring arrangement, on commercially reasonable terms, as permitted under Section 5(c) of the Secured Notes (a “Permitted AR Line”).

“Foreign Subsidiary” shall mean any subsidiary of the Company that is organized under the laws of a jurisdiction outside the United States.

“Instruments” shall have the meaning ascribed thereto in Section 3(e) hereof.

“Intellectual Property” shall mean, collectively, all Copyright Collateral, all Patent Collateral and all Trademark Collateral, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets used or useful in the Business; (b) all licenses or user or other agreements granted to the Company with respect to any of the foregoing, in each case whether now or hereafter owned or used including, without limitation, the licenses or other agreements with respect to the Copyright Collateral, the Patent Collateral or the Trademark Collateral; (c) all customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, manuals, materials standards, processing standards, catalogs, computer and automatic machinery software and programs, and the like pertaining to the operation by the Company of the Business; (d) all sales data and other information relating to sales now or hereafter collected and/or maintained by the Company that pertain to the Business; (e) all accounting information which pertains to the Business and all media in which or on which any of the information or knowledge or data or records which pertain to the Business may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; (f) all licenses, consents, permits, variances, certifications and approvals of governmental agencies now or hereafter held by the Company pertaining to the operation by the Company and its Subsidiaries of the Business; and (g) all causes of action, claims and warranties now or hereafter owned or acquired by the Company in respect of any of the items listed above.

“Inventory” shall have the meaning ascribed thereto in Section 3(c) hereof.

“Liens” shall mean a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Motor Vehicles” shall mean motor vehicles, tractors, trailers and other like property, whether or not the title thereto is governed by a certificate of title or ownership.

“Patent Collateral” shall mean all Patents, whether now owned or hereafter acquired by the Company or any of its subsidiaries that are associated with the Business.

“Patents” shall mean all patents and patent applications, including those shown on Schedule 3 hereto, and, without limitation, the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, all income, royalties, damages and payments now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past or future infringements thereof, the right to sue for past, present and future infringements thereof, and all rights corresponding thereto throughout the world.

“Permitted Indebtedness” shall mean the Company’s existing indebtedness, liabilities and obligations as disclosed on Schedule 2.1 hereto and any future capitalized leases, purchase money indebtedness, the Notes, or any Permitted AR Line.

“Permitted Liens” shall mean (i) the Company’s existing Liens as disclosed in Schedule 2.1 hereto, (ii) the security interests created by this Agreement, (iii) Liens of local or state authorities for franchise, real estate or other like taxes, (iv) statutory Liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like Liens imposed by law, created in the ordinary course of business and for amounts not yet due, (v) tax Liens not yet due and payable, (vi) Liens on accounts receivable and/or inventory securing a Permitted AR Line and (vii) existing or future Liens which do not materially affect the value of the Company’s property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries or the Liens granted hereunder.

“PMSI Asset” shall have the meaning ascribed thereto in the definition of Excluded Assets.

“Real Estate” shall have the meaning ascribed thereto in Section 3(m) hereof.

“Secured Obligations” shall mean, collectively, (a) the principal of and interest on the Notes issued or issuable (as applicable) by the Company and held by the applicable Purchaser and all other amounts from time to time owing to such Purchasers by the Company under the Purchase Agreement and the Notes and (b) all obligations of the Company to such Purchasers thereunder.

“Stock Collateral” shall mean, collectively, the Collateral described in clauses (a) through (c) of Section 3 hereof and the proceeds of and to any such property and, to the extent related to any such property or such proceeds, all books, correspondence, credit files, records, invoices and other papers.

“Trademark Collateral” shall mean all Trademarks, whether now owned or hereafter acquired by the Company or any of its subsidiaries, that are associated with the Business. Notwithstanding the foregoing, the Trademark Collateral does not and shall not include any Trademark which would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Trademark Collateral.

“Trademarks” shall mean all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including those shown on Schedule 3 hereto, and, without limitation, all renewals of trademark and service mark registrations, all rights corresponding thereto throughout the world, the right to recover for all past, present and future infringements thereof, all other rights of any kind whatsoever accruing thereunder or pertaining thereto, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark.

Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

Section 2.                      Representations and Warranties. The Company represents and warrants to each of the Purchasers that:

a.	except as set forth on Schedule 4 the Company is the sole beneficial owner of the Collateral and, subject to the existing note payable to Signature Bank in an amount not to exceed $620,000, no Lien exists or will exist upon any Collateral at any time (and, with respect to the Stock Collateral, no right or option to acquire the same exists in favor of any other Person), except for Permitted Liens and the pledge and security interest in favor of each of the Purchasers created or provided for herein which pledge and security interest will constitute a first priority perfected pledge and security interest in and to all of the Collateral (other than (i) Intellectual Property registered or otherwise located outside of the United States of America, (ii) Real Estate, and (iii) as otherwise set forth in this Agreement) upon the filing of the applicable financing statements or delivery of stock certificates required hereunder or other action required by this Agreement necessary to establish “control” as that term is defined in the Uniform Commercial Code over the Collateral for the benefit of the Agent.

b.	the Company owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, all of its Copyrights, Patents and Trademarks, and all registrations of its material Copyrights, Patents and Trademarks are valid and in full force and effect. Except as may be set forth in said Schedule 3.2, the Company owns and possesses the right to use all material Copyrights, Patents and Trademarks, necessary for the operation of the Business;
c.	to the Company’s knowledge, (i) except as set forth in Schedule 3.2 hereto, there is no violation by others of any right of the Company with respect to any material Copyrights, Patents or Trademarks, respectively, and (ii) the Company is not, in connection with the Business, infringing in any material respect upon any Copyrights, Patents or Trademarks of any other Person; and no proceedings have been instituted or are pending against the Company or, to the Company’s knowledge, threatened, and no claim against the Company has been received by the Company, alleging any such violation, except as may be set forth in said Schedule 3.2; and

Section 3.                      Collateral. In order to secure the payment of the principal and interest and all other obligations of the Company hereunder now or hereafter owed by the Company to Payee (the “Secured Obligations”), the Company hereby grants to Payee (or its designee) (the “Secured Party”) a first priority security interest (the “Security Interest”) in the property of the Company described below (the “Collateral”) on the terms and conditions set forth in this Note second only to the existing note payable to Signature Bank in an amount not to exceed $620,000:

(a)	all intellectual property of any kind or nature whatsoever, including without limitation patents, patent applications, copyrights, copyright applications, trademarks and service marks and applications therefore, mask works, net lists and trade secrets;
(b)	all substitutes and replacements for, accessions, attachments, and other additions to, and all proceeds, products, and increases of, any and all of the foregoing Collateral, in whatever form, whether cash or noncash; interest, premium, and principal payments, redemption proceeds and subscription rights, and shares or other proceeds of conversions or splits of any securities in Collateral, and returned or repossessed Collateral; and, to the extent not otherwise included, all (A) payments under insurance, or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, (B) cash and (C) security for the payment of any of the Collateral, and all goods which gave or will give rise to any of the Collateral or are evidenced, identified, or represented therein or thereby.

(ii) Sale or Removal of Collateral Prohibited. Except for the sale of inventory in the ordinary course of the Company’s business, the Company shall not sell, lease, encumber, pledge, mortgage, assign, grant a security interest in, or otherwise transfer the Collateral without the written consent of Payee, which consent shall not be unreasonably withheld.

(i)	Uniform Commercial Code Security Agreement. This Section is intended to be a security agreement pursuant to the Uniform Commercial Code for any of the items specified above as part of the Collateral which, under applicable law, may be subject to a security interest pursuant to the Uniform Commercial Code, and the Company hereby grants Payee a security interest in said items. The Company agrees that Payee may file any appropriate document in the appropriate index or filing office as a financing statement for any of the items specified above as part of the Collateral and the Company shall reimburse Payee for all fees and expenses associated with such filing. In addition, the Company agrees to execute and deliver to Payee, upon Payee’s request, any financing statements, as well as extensions, renewals and amendments thereof, and reproductions of this Agreement in such form as Payee may reasonably require to perfect a security interest with respect to said items. The Company shall pay all costs of filing such financing statements and any extensions, renewals, amendments, and releases thereof, and shall pay all reasonable costs and expenses of any record searches for financing statements Payee may reasonably require. Without the prior written consent of Payee, the Company shall not create or suffer to be created pursuant to the Uniform Commercial Code any other security interest in the Collateral, other than the Security Interests of Secured Party, including replacements and additions thereto. Upon the occurrence of an Event of Default, each Secured Party shall have the remedies of a Payee under the Uniform Commercial Code and, at Secured Party’s option, may also invoke the other remedies provided in this Note as to such items. In exercising any of said remedies, Secured Party may proceed against the items of real property and any items of personal property specified above as part of the Collateral separately or together and in any order whatsoever, without in any way affecting the availability of Secured Party’s remedies under the Uniform Commercial Code or of the other remedies provided in this Agreement.
(ii)	Rights of Secured Party. Upon an Event of Default, Secured Party may require the Company to assemble the Collateral and make it available to Secured Party at the place to be designated by Secured Party which is reasonably convenient to the parties. Secured Party may sell all or any part of the Collateral as a whole or in parcels either by public auction, private sale, or other method of disposition. Secured Party may bid at any public sale on all or any portion of the Collateral. Unless the Collateral is perishable or threatens to decline speedily in value or is of the type customarily sold on a recognized market, Secured Party shall give the Company reasonable notice of the time and place of any public sale or of the time after which any private sale or other disposition of the Collateral is to be made, and notice given at least 10 days before the time of the sale or other disposition shall be conclusively presumed to be reasonable. A public sale in the following fashion shall be conclusively presumed to be reasonable:

(a)	Notice shall be given at least 10 days before the date of sale by publication once in a newspaper of general circulation published in the county in which the sale is to be held;
(b)	The sale shall be held in a county in which the Collateral or any part is located or in a county in which the Company has a place of business;
(c)	Payment shall be in cash or by certified check immediately following the close of the sale;
(d)	The sale shall be by auction, but it need not be by a professional auctioneer; and
(e)	The Collateral may be sold as is and without any preparation for sale.

 (v) Notwithstanding any provision of this Agreement, Secured Party shall be under no obligation to offer to sell the Collateral. In the event Secured Party offer to sell the Collateral, Secured Party will be under no obligation to consummate a sale of the Collateral if, in their reasonable business judgment, none of the offers received by them reasonably approximates the fair value of the Collateral.

(vi) In the event Secured Party elects not to sell the Collateral, Secured Party may elect to follow the procedures set forth in the Uniform Commercial Code for retaining the Collateral in satisfaction of the Company’s obligation, subject to the Company’s rights under such procedures.

(vii) In addition to the rights under this Agreement, in the Event of Default by the Company, Secured Party shall be entitled to the appointment of a receiver for the Collateral as a matter of right whether or not the apparent value of the Collateral exceeds the outstanding principal amount of the Notes and any receiver appointed may serve without bond. Employment by Secured Party shall not disqualify a person from serving as receiver.

(viii) Additional Rights of Secured Party. The Company shall execute and deliver to Secured Party concurrently with the Company’s execution and delivery of this Agreement and at any time thereafter at the reasonable request of Secured Party, all financing statements, continuation financing statements, fixture filings, security agreements, mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Secured Party may reasonably request, in form reasonably satisfactory to Secured Party, to perfect and maintain perfected Secured Party’s continuing security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Offering Documents, the Company hereby authorizes Secured Party to file and/or record such financing statements and other documents as Secured Party deems reasonably necessary to perfect and maintain Secured Party’s continuing security interest in the Collateral, including, but not limited to, any and all filings recognized by the United States Patent and Trademark Office for the purposes of perfecting a security interest in any Collateral that is considered intellectual property of the Company. The Company agree any such financing statements may contain an “all asset” or “all property” description of the Collateral.

(ix) The Security Interest shall terminate when all the Secured Obligations have been fully and indefeasibly paid in full, at which time all Uniform Commercial Code termination statements and similar documents which the Company shall reasonably request to evidence such termination shall be executed.

Section 4.                      Further Assurances; Remedies. In furtherance of the grant of the pledge and security interest pursuant to Section 3 hereof, the Company hereby agrees with the Agent and each of the Purchasers as follows:

4.01          Delivery and Other Perfection. The Company shall:

a.	if any of the above-described shares, securities, monies or property required to be pledged by the Company under clauses (a), (b) and (c) of Section 3 hereof are received by the Company, forthwith either (x) transfer and deliver to the Agent such shares or securities so received by the Company (together with the certificates for any such shares and securities duly endorsed in blank or accompanied by undated stock powers duly executed in blank) all of which thereafter shall be held by the Agent, pursuant to the terms of this Agreement, as part of the Collateral or (y) take such other action as the Agent shall reasonably deem necessary or appropriate to duly record the Lien created hereunder in such shares, securities, monies or property referred to in said clauses (a), (b) and (c) of Section 3;
b.	deliver and pledge to the Agent, at the Agent’s request, any and all Instruments, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Agent may request; provided, that so long as no Event of Default shall have occurred and be continuing, the Company may retain for collection in the ordinary course any Instruments received by it in the ordinary course of business and the Agent shall, promptly upon request of the Company, make appropriate arrangements for making any other Instrument pledged by the Company available to it for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Agent, against trust receipt or like document);
c.	give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary (in the reasonable judgment of the Agent) to create, preserve, perfect or validate any security interest granted pursuant hereto or to enable the Agent to exercise and enforce their rights hereunder with respect to such security interest, including, without limitation, causing any or all of the Stock Collateral to be transferred of record into the name of the Agent or its nominee (and the Agent agrees that if any Stock Collateral is transferred into its name or the name of its nominee, the Agent will thereafter promptly give to the Company copies of any notices and communications received by it with respect to the Stock Collateral), provided that notices to account debtors in respect of any Accounts or Instruments shall be subject to the provisions of Section 4.09 below;

d.	upon the acquisition after the date hereof by the Company of any Equipment covered by a certificate of title or ownership cause the Agent to be listed as the lienholder on such certificate of title and within one hundred twenty (120) days of the acquisition thereof (or such other time as the Agent may approve in its sole discretion) deliver evidence of the same to the Agent;
e.	keep accurate books and records relating to the Collateral, and, during the continuation of an Event of Default, stamp or otherwise mark such books and records in such manner as the Agent may reasonably require in order to reflect the security interests granted by this Agreement;
f.	furnish to the Agent from time to time (but, unless an Event of Default shall have occurred and be continuing, no more frequently than quarterly) statements and schedules further identifying and describing the material Copyright Collateral, the Patent Collateral and the Trademark Collateral, respectively, and such other reports in connection with the Copyright Collateral, the Patent Collateral and the Trademark Collateral, as the Agent may reasonably request, all in reasonable detail;
g.	permit representatives of the Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Agent to be present at the Company’s place of business to receive copies of all communications and remittances relating to the Collateral, and forward copies of any notices or communications by the Company with respect to the Collateral, all in such manner as the Agent may reasonably require; provided, however, that so long as an Event of Default is not continuing, such visits shall be made not more than once per fiscal year at Company’s expense; and
h.	upon the occurrence and during the continuance of any Event of Default, upon request of the Agent, promptly notify each account debtor in respect of any Accounts or Instruments that such Collateral has been assigned to the Agent hereunder, and that any payments due or to become due in respect of such Collateral are to be made directly to the Agent.
i.	Immediately notify the Agent of (i) any name change involving the Company or any subsidiary, and (ii) any disposition of a significant portion of the equity or assets of the Company or any subsidiary.

4.02          Other Financing Statements and Liens. Except with respect to Permitted Indebtedness, without the prior written consent of the Agent, the Company shall not file or authorize or permit to be filed, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Agent is not named as the sole secured party for the benefit of each of the Purchasers, except for Permitted Liens.

4.03          Preservation of Rights. The Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

4.04          Special Provisions Relating to Certain Collateral.

a. Intellectual Property.

(i)	For the purpose of enabling the Agent to exercise rights and remedies under Section 4.05 hereof at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, the Company hereby grants to the Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Company) to use, assign, license or sublicense any of the Intellectual Property (other than the Patent Collateral or goodwill associated therewith) now owned or hereafter acquired by the Company, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.
(ii)	Notwithstanding anything contained herein to the contrary, so long as no Event of Default shall have occurred and be continuing and following notice by the Agent of the termination of Company’s rights with respect thereto, the Company will be permitted to use, enjoy or protect the Intellectual Property in the ordinary course of the business of the Company. In furtherance of the foregoing, unless an Event of Default shall have occurred and is continuing, the Agent shall from time to time, upon the request of the Company, execute and deliver any instruments, certificates or other documents, in the form so requested, which the Company shall have certified are appropriate (in its judgment) to allow it to take any action permitted above. Further, upon the payment in full of all of the Secured Obligations or earlier expiration of this Agreement or release of the Collateral, the Agent shall grant back to the Company the license granted pursuant to clause (i) immediately above.

4.05          Events of Default, etc. During the period during which an Event of Default shall have occurred and be continuing:

a.	the Company shall, at the request of the Agent, assemble the Collateral owned by it at such place or places, reasonably convenient to both the Agent and the Company, designated in its request;
b.	the Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral with the consent of the Company, which shall not be unreasonably withheld;
c.	the Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code (whether or not said Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including, without limitation, the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Agent were the sole and absolute owner thereof (and the Company agrees to take all such action as may be appropriate to give effect to such right);
d.	the Agent in its discretion may, in its name or in the name of the Company or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so; and
e.	the Agent may, upon 30 Business Days, prior written notice to the Company of the time and place, with respect to the Collateral or any part thereof which shall then be or shall thereafter come into the possession, custody or control of the Agent, or any of its respective agents, sell, lease, assign or otherwise dispose of all or any of such Collateral, at such place or places as the Agent deems best, and for cash or on credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of time or place thereof (except such notice as is required above or by applicable statute and cannot be waived) and the Agent or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale), and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Company, any such demand, notice or right and equity being hereby expressly waived and released. In the event of any sale, assignment, or otherd isposition of any of the Trademark Collateral, the goodwill of the Business connected with and symbolized by the Trademark Collateral subject to such disposition shall be included, and the Company shall supply to the Agent or its designee, for inclusion in such sale, assignment or other disposition, all Intellectual Property relating to such Trademark Collateral. The Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned.
f.	The proceeds of each collection, sale or other disposition under this Section 4.05, including by virtue of the exercise of the license granted to the Agent in Section 4.04(a)(i) hereof, shall be applied in accordance with Section 4.09 hereof.
g.	The Company recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Company acknowledges that any such private sales to an unrelated third party in an arm’s length transaction may be at prices and on terms less favorable to the Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the respective Issuer thereof to register it for public sale.

4.06          Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 4.05 hereof are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Company shall remain liable for any deficiency.

4.07          Removals, etc. Without at least thirty (30) days’ prior written notice to the Agent or unless otherwise required by law, the Company shall not (a) maintain any of its books or records with respect to the Collateral at any office or maintain its chief executive office or its principal place of business at any place, or permit any Inventory or Equipment to be located anywhere other than at the address indicated for the Company in Section 6(g) of the Purchase Agreement or at one of the locations identified in Schedule 4.1 hereto or in transit from one of such locations to another or (b) change its corporate name, or the name under which it does business, from the name shown on the signature page hereto.

4.08          Private Sale. The Agent shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale to an unrelated third party in an arm’s length transaction pursuant to Section 4.05 hereof conducted in a commercially reasonable manner. The Company hereby waives any claims against the Agent arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

4.09          Application of Proceeds. Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Agent under this Section 4, shall be applied by the Agent:

First, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of the Agent and the fees and expenses of its agents and counsel, and all expenses, and advances made or incurred by the Agent in connection therewith;

Next, to the payment in full of the Secured Obligations in each case equally and ratably in accordance with the respective amounts thereof then due and owing to each of the Purchasers; and

Finally, to the payment to the Company, or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

As used in this Section 4, “proceeds” of Collateral shall mean cash, securities and other property realized in respect of, and distributions in kind of, Collateral, including any thereof received under any reorganization, liquidation or adjustment of debt of the Company or any issuer of or obligor on any of the Collateral.

4.10          Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default, the Agent is hereby appointed the attorney-in-fact of the Company for the purpose of carrying out the provisions of this Section 4 and taking any action and executing any instruments which the Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Purchasers shall be entitled under this Section 4 to make collections in respect of the Collateral, the Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of the Company representing any dividend, payment, or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

4.11          Perfection; Name Changes. (a) Concurrently with the execution and delivery of this Agreement or within 5 Business Days following the date hereof, the Company shall file such financing statements and other documents to perfect the security interests granted by Section 3 of this Agreement (including, without limitation United States Patent and Trademark Office (“USPTO”) filings to perfect the security interest in the Intellectual Property) that may be perfected by such filing. The Company covenants that it shall provide the Purchasers and the Placement Agent with at least ten (10) business days’ prior written notice before effecting any name change for the Company or any of its subsidiaries. Any breach of this covenant shall be considered an Event of Default hereunder.

4.12          Termination. When all Secured Obligations shall have been paid in full under the Purchase Agreement, this Agreement shall terminate, and the Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the Company and to be released and cancelled all licenses and rights referred to in Section 4.04(b)(i) hereof. The Agent shall also execute and deliver to the Company upon such termination such Uniform Commercial Code termination statements, certificates for terminating the Liens on the Motor Vehicles and such other documentation as shall be reasonably requested by the Company to effect the termination and release of the Liens on the Collateral.

4.13          Expenses. The Company agrees to pay to the Agent all reasonable out-of-pocket expenses (including reasonable expenses for legal services of every kind) of, or incident to, the enforcement of any of the provisions of this Section 4, or performance by the Agent of any obligations of the Company in respect of the Collateral which the Company has failed or refused to perform upon reasonable notice, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Agent in respect thereof, by litigation or otherwise, including expenses of insurance, and all such expenses shall be Secured Obligations to the Agent secured under Section 3 hereof.

4.14          Further Assurances. The Company agrees that, from time to time upon the written reasonable request of the Agent, the Company will execute and deliver such further documents and do such other acts and things as the Agent may reasonably request in order fully to effect the purposes of this Agreement.

4.15          Indemnity. The Company hereby covenants and agrees to reimburse, indemnify and hold the Agent harmless from and against any and all claims, actions, judgments, damages, losses, liabilities, costs, transfer or other taxes, consequential damages and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred or suffered without any gross negligence, bad faith or willful misconduct by the Agent, arising out of or incident to any investigation, proceeding or litigation arising out of this Agreement or the administration of the Agent’s duties hereunder, or resulting from its actions or inactions as Agent.

Section 5.                      Miscellaneous.

5.01          No Waiver. No failure on the part of the Agent or any of its agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Agent or any of its agents of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

5.02          Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be wholly performed within such state and without regard to conflicts of law provisions. Any legal action or proceeding arising out of or relating to this Agreement may be instituted in the courts of the State of New York sitting in New York County or in the United States of America for the Southern District of New York, and the parties hereto irrevocably submit to the jurisdiction of each such court in any action or proceeding. Purchaser hereby irrevocably waives and agrees not to assert, by way of motion, as a defense, or otherwise, in every suit, action or other proceeding arising out of or based on this Agreement and brought in any such court, any claim that Purchaser is not subject personally to the jurisdiction of the above named courts, that Purchaser’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

5.03          Notices. All notices, requests, consents and demands hereunder shall be in writing and facsimile (facsimile confirmation required) or delivered to the intended recipient at its address or telex number specified pursuant to Section 6(g) of the Purchase Agreement and shall be deemed to have been given at the times specified in said Section 6(g).

5.04          Waivers, etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by the Company and the Agent. Any such amendment or waiver shall be binding upon each of the Purchasers and the Company.

5.05          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Company and each of the Purchasers (provided, however, that the Company shall not assign or transfer its rights hereunder without the prior written consent of the Agent).

5.06          Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Execution and delivery of this Agreement by facsimile transmission (including delivery of documents in Adobe PDF format) shall constitute execution and delivery of this Agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

5.07          Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Purchasers in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

5.08          UCC and USPTO Filings. The Purchasers each hereby acknowledge that neither the Placement Agent nor its legal counsel shall have any responsibility whatsoever for the filing of any financing statements (or USPTO security filings) or for taking any other actions to perfect, monitor, or otherwise protect, the Lenders’ security interest in the Collateral, Copyright Collateral, Trademark Collateral or Patent Collateral.

5.09          Adequacy of Consideration. Safety Quick Lighting & Fans Corp. as owner of the Intellectual Property hereby agrees and acknowledges that the proceeds from the sale of the Secured Notes to Purchasers in the Note Offering constitute good and adequate consideration for the obligations of Safety Quick Lighting & Fans Corp. hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed as of the day and year first above written.

COMPANY:	SAFETY QUICK LIGHTING & FANS CORP.

By:
James R. Hills
President and CEO

PURCHASERS:

By:
Name:
Title: